UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2015

Vermillion, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34810	33-059-5156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (512) 519-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On April 2, 2015, Vermillion, Inc. (the  “Company”) announced the appointment of Fred Ferrara as its Chief Information Officer on March 31, 2015, effective as of April 1, 2015.

Mr. Ferrara, age 47, has spent 24 years designing industry-specific systems in information technology, including application and database development, with the previous 17 years solely dedicated to diagnostics companies. He has served in numerous leadership roles in information technology and operations, and he has served in senior leadership capacities for diagnostic service organizations such as Laboratory Corporation of America and DIANON Systems.  In August 2014, Mr. Ferrara founded Key Mobile Systems, working as an independent information systems consultant in the healthcare and mobile application markets.  From August 2006 to August 2014, Mr. Ferrara served as Chief Information Officer and Senior Vice President of Aurora Diagnostics, LLC anatomic pathology services company.

There are no family relationships between Mr. Ferrara and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Ferrara and any other person pursuant to which he was or is to be selected as an officer of the Company.  Mr. Ferrara does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on March 31, 2015 (the “Employment Agreement”), between the Company and Mr. Ferrara, the Company will pay Mr. Ferrara an annual base salary of $288,000, beginning on Mr. Ferrara’s April 1, 2015 (the “Effective Date”). In addition, Mr. Ferrara will be eligible for a bonus of up to forty percent (40%) of his base salary (prorated for partial years) for achievement of reasonable performance-related goals to be defined by the Company’s Chief Executive Officer or Board of Directors. The Employment Agreement provides that on or as soon as administratively practicable after the Effective Date, the Company will grant Mr. Ferrara options to purchase 150,000 shares of Company common stock, subject to approval by the Company’s stockholders of an increase in the number of shares authorized to be issued under the Vermillion, Inc. Amended and Restated 2010 Stock Incentive Plan, with a per share exercise price equal to the closing price per share of Company common stock on the date of grant. One quarter of these options will vest on the first anniversary of the Effective Date, and the remaining options will vest in 36 equal monthly installments thereafter, subject to Mr. Ferrara’s continued employment with the Company. If Mr. Ferrara is terminated without cause or resigns for good reason (as these terms are defined in the Employment Agreement) and provided that he complies with certain requirements (including signing a standard separation agreement), under the Employment Agreement: (i) he will be entitled to continued payment of his base salary as then in effect for a period of nine months following the date of termination; (ii) he will be entitled to continued health and dental benefits through COBRA premiums paid by the Company until the earlier of nine months after termination or the time that he obtains employment with reasonably comparable or greater health and dental benefits and (iii) he will have a 12-month period after termination to exercise any and all of his vested options to purchase Company common stock from his initial grant (subject to earlier expiration at the end of the option’s original term). Additionally, the Employment Agreement provides that if Mr. Ferrara’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the Employment Agreement), then, in addition to the severance obligations due to Mr. Ferrara as described above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (subject to earlier expiration at the end of the option’s original term).

The Employment Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Mr. Ferrara as the Company’s Chief Information Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)         Exhibit No.Description.

10.1Employment Agreement, executed on March 31, 2015, by and between Vermillion, Inc. and Fred Ferrara

99.1Press Release issued by Vermillion, Inc. on April 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: April 6, 2015	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

EXHIBITS INDEX

Exhibit No.Description

10.1Employment Agreement, executed on March 31, 2015, by and between Vermillion, Inc. and Fred Ferrara

99.1Press Release issued by Vermillion, Inc. on April 2, 2015